Exhibit 10.1


                    AMENDMENT TO OPEN-ENDED PRODUCT AGREEMENT


WHEREAS, on March 20, 1998 Wade Cook Financial Corporation, a Nevada corporation ("WCFC") and/or its assigns and Wade B. Cook, a resident of Washington State ("Cook") and/or his assigns entered into an Open-Ended Product Agreement (the "Agreement") whereby Cook provided WCFC with a non-exclusive worldwide license to all Cook intellectual property as listed in Exhibit A of the Agreement.

Whereas, the Agreement provided for a royalty rate of ten percent (10%) of all gross sales for Products licensed thereunder.

Whereas, Cook is a substantial shareholder in WCFC and Cook has a vested interest in the continuing profitability of WCFC.

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree that effective as of January 1, 1999 Paragraph 5 of the Agreement shall be deleted in its entirety and replaced with the following:

5.   Royalties

     WCFC shall pay Cook a minimum yearly royalty that is the greater of $5,000,000 or five percent (5%) of gross sales revenue received from sales of Products listed hereunder minus refunds, returns, and sales taxes collected, if any ("Gross Sales Revenue"). No royalties shall be due on Products given away for free. Royalties shall be paid quarterly on or before May 1, August 1, November 1 and February 1 for all Gross Sales Revenue received in the quarter ending the previous March 31, June 30, September 30, and December 31, respectively. Cook shall be entitled to take draws against royalties up to a maximum of $1,250,000 per quarter.

     Beginning the first quarter of the year 2000, and during the first quarter of every year throughout the term of this Agreement, WCFC's Compensation Committee shall meet to determine whether an additional royalty of up to another five percent (5%) of Gross Sales Revenue shall be paid to Cook. In determining whether to pay such additional royalties, the Compensation Committee shall consider, among other things, WCFC's audited net income before royalty expenses for the previous year and WCFC's cash flow requirements at the time the possible payment of additional royalties is being considered. The Compensation Committee shall submit its decision before the end of the first quarter each year to WCFC's Board of Directors. Additional royalties may be paid only if such payment is approved by a majority vote of the members of the Board of Directors who have no direct personal financial interest in the payment of such additional royalties, which vote shall be held before the end of the first quarter each year. WCFC may pay any such additional royalties approved by the Board of Directors as WCFC's cash flow needs allow, but in no event less often than annually for each year during the term hereof.



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     Any  capitalized  terms not  defined  herein  shall  have the same  meaning ascribed to such terms in the Agreement. The other terms and conditions of the Agreement remain unchanged, binding, and in effect.


     EXECUTED in duplicate this 7th day of May, 1999.


WADE COOK FINANCIAL CORPORATION,
a Nevada corporation



By: /s/ Richard Smith
    ------------------------------------
Name:    Richard Smith
Title:   Chief Financial Officer



/s/ Wade B. Cook
    ------------------------------------
Wade B. Cook





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